                                                                    Exhibit 12.1

                               MCI WORLDCOM, INC.

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                 (IN MILLIONS)

                                                                  Nine Months
                                Year Ended December 31,              Ended
                           ------------------------------------  September 30,
                           1994   1995   1996     1997   1998        1999
                           ----  ------ -------  ------ -------  -------------
Earnings:
Pretax income (loss) from
 continuing operations.... $(51) $  428 $(2,103) $  663 $(1,664)    $4,703
Minority interests in
 losses of consolidated
 affiliates...............   --      --      --      --      --         92
Fixed charges, net of
 capitalized interest and
 preference dividends.....   60     272     274     442     716        807
                           ----  ------ -------  ------ -------     ------
 Earnings................. $  9  $  700 $(1,829) $1,105 $  (948)    $5,602
                           ====  ====== =======  ====== =======     ======
Fixed Charges:
Interest cost............. $ 49  $  258 $   262  $  483 $   873     $  918
Amortization of financing
 costs....................    2       3       2      --      10         13
Interest factor of rent
 expense..................   10      16      19      47      78         96
Preference dividends......   45      53       2      42      51         77
                           ----  ------ -------  ------ -------     ------
 Fixed charges............ $106  $  330 $   285  $  572 $ 1,012     $1,104
                           ====  ====== =======  ====== =======     ======
Deficiency of earnings to
 combined fixed charges
 and preference
 dividends................ $(97) $   -- $(2,114) $   -- $(1,960)    $   --
                           ====  ====== =======  ====== =======     ======
Ratio of earnings to
 combined fixed charges
 and preference
 dividends................   --  2.12:1      --  1.93:1      --     5.07:1
                           ====  ====== =======  ====== =======     ======